Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-291442, 333-196529 and 333-279712 on Form S-8 of DNOW Inc. of our report dated March 14, 2025, relating to the consolidated financial statements of MRC Global Inc. as of and for the years ended December 31, 2024 and 2023 appearing in this Current Report on Form 8-K/A of DNOW Inc.

/s/ Ernst & Young LLP

Houston, Texas

January 9, 2026